                                                                     EXHIBIT 5.1

                      OPINION AND CONSENT OF LEGAL COUNSEL



                                December 4, 2000


        PMR Corporation
        501 Washington Street, 5th Floor
        San Diego, California  92103

        Ladies and Gentlemen:

               We acted as counsel to PMR Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement relates to the proposed offer, sale and delivery by the persons named as Selling Stockholders in the Registration Statement (the "Selling Stockholders") of an aggregate of up to 888,978 shares of the Company's common stock, $0.01 par value (the "Shares"). In such connection, we are passing on certain legal matters in connection with the issuance of the Shares. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

               Before rendering this opinion, we have examined such certificates, instruments and documents, reviewed such questions of law and made such other investigations as we considered necessary or appropriate for the purposes of this opinion.

               Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable, or, with respect to the Shares subject to the stock pledge agreements described in "Selling Stockholders," will be fully paid and nonassessable upon receipt by the Company of payment for amounts outstanding under promissory notes payable by the Selling Stockholders as described in "Plan of Distribution."

               In rendering the opinion expressed above, to the extent that it applies to 290,216 of such Shares that are issuable pursuant to outstanding options that are exercisable within 60 days as described in "Selling Stockholders," we have assumed that the Company received the applicable exercise price for each Share upon exercise of such options.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                      Very truly yours,


                                                      VINSON & ELKINS L.L.P.